Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of LCNB Corp. on Form S-4 of our reports dated March 31, 2023, March 31, 2022 and March 31, 2021 on Cincinnati Bancorp, Inc.’s consolidated financial statements as of December 31, 2022, 2021, 2020 and 2019 and for the years then ended and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ FORVIS, LLP

FORVIS, LLP (formerly BKD, LLP)

Cincinnati, Ohio

August 2, 2023